Exhibit 19
Hawthorn Bancshares, Inc.
Policy on Securities Trading and
Handling of Nonpublic Information
INTRODUCTION
The employees of Hawthorn Bancshares, Inc. ("Bancshares") and of its subsidiaries (Bancshares and its subsidiaries are together referred to as the "Company") may receive nonpublic information regarding the Company and other companies with which we do business. Accordingly, the Board of Directors has adopted this Policy on Securities Trading and Handling of Nonpublic Information.
This Policy applies to all executive officers and directors, and to employees who, in the judgment of management, regularly come in contact with material nonpublic information. These executive officers, directors and employees are referred to as "Covered Persons." A Covered Person will remain bound by this Policy while employed by the Company, and for a period of six months after his or her affiliation with the Company has ended. The term "Covered Persons" also includes (i) relatives who share the same home with a Covered Person, (ii) relatives who do not share the same home but whose transactions in the Company's securities are directed by or subject to the influence or control of a Covered Person, and (iii) persons under the control of a Covered Person or such relatives. In addition, pursuant to this Policy, the Company will comply with all applicable insider trading laws, rules, regulations and listing standards, including those governing its purchase, sale or other disposition of Company securities.
OBJECTIVES

This Policy is designed to accomplish the following objectives:
(i)    promote awareness of the laws prohibiting insider trading;
(ii)    prevent occurrences which could cause the Company to violate confidentiality agreements with third parties, prejudice the Company's business relationships, or damage our reputation for integrity and ethical conduct;
(iii)    prevent violations of, and help protect the Company from liability under, applicable securities laws; and
(iv)    ensure that no release of confidential information occurs except through a coordinated public disclosure by proper corporate personnel.
STRICT COMPLIANCE WITH THIS POLICY IS EXPECTED OF ALL COVERED PERSONS. ANY VIOLATION MAY RESULT IN SANCTIONS, INCLUDING TERMINATION OF EMPLOYMENT.
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IN ADDITION TO THIS POLICY, COVERED PERSONS ARE INDIVIDUALLY RESPONSIBLE FOR COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND WILL BE PERSONALLY LIABLE FOR THEIR OWN VIOLATIONS.
As a condition of employment with the Company, Covered Persons must acknowledge in writing that they have received, read, understand and agree to comply with this Policy. UPON YOUR RECEIPT OF THIS POLICY, PLEASE STUDY IT CAREFULLY AND COMPLETE, SIGN AND DATE THE AGREEMENT ATTACHED AS EXHIBIT A. Please return the signed Agreement to the corporate secretary. Questions relating to this Policy should be directed to the corporate secretary and/or investor relations officer.
BACKGROUND

A.    Purposes
In the course of performing their duties for the Company, Covered Persons may receive information regarding the Company (and possibly other public companies) which is not generally available to the investing public. Any person who, by virtue of his or her position or relationship with the Company, possesses material nonpublic information concerning the Company, is prohibited by federal securities laws from buying or selling the common stock (the "Common Stock") of Bancshares or directly or indirectly passing that information to others who may engage in such transactions (sometimes referred to as "tipping"). SUCH VIOLATIONS MAY BE BASED ON THE MERE FACT THAT YOU POSSESS MATERIAL NONPUBLIC INFORMATION, WITHOUT REGARD TO WHETHER YOUR DECISION TO TRADE WAS BASED ON THAT INFORMATION.
It is also a violation of federal securities laws to trade on or tip material nonpublic information concerning other public companies with which we have a business relationship, including our customers or suppliers. The Company may pursue from time to time potential business transactions with other companies and may receive material nonpublic information concerning those companies. Such discussions may be conducted under an agreement requiring the Company to preserve the confidentiality of the information. It is important to understand that all nonpublic information with respect to other companies with which the Company has or proposes to have a business relationship is fully covered by this Policy, even though its misuse might not be a violation of federal securities law. One of the important purposes of this Policy is to prevent damage to the Company's business relationships, to avoid violation of confidentiality agreements and to preserve the Company's reputation for integrity and ethical conduct. The Company's goal is therefore to ensure that Covered Persons do not engage in conduct in this regard which would create the appearance of impropriety, regardless of whether it violates applicable law.
Public investors must have a reasonable waiting period after material nonpublic information is publicly disclosed by the Company before Covered Persons in possession of such information may purchase or sell the Common Stock (unless such purchase or sale is pursuant to a Qualified Rule 10b5-1 trading plan, as described below) or disclose such information outside
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the Company. The purpose of this waiting period is to enable the securities markets to receive and evaluate the information so corporate insiders will not have an undue advantage over the investing public. While the length of a reasonable waiting period may vary depending on the circumstances, we have selected a waiting period of two trading days after the day on which the information is made publicly available by the Company.
There may be a valid corporate purpose for withholding public disclosure of material information at certain times. There also may be occasions where information concerning the Company is material but may not yet be ripe for public disclosure; for example, because of the risk its premature release would be misleading without the opportunity to adequately verify it. Although the Company has the legal right to withhold public disclosure in such circumstances, Covered Persons are prohibited by the federal securities laws and this Policy from trading on or tipping such information. The scope and timing of public disclosure must be determined in a coordinated and appropriate manner by proper personnel of the Company.
B.    Important Definitions
In order for Covered Persons to comply with the Policy, it is important they understand the meaning and scope of the following terms:
1.    Material Information. Information is material for purposes of this Policy if (i) there is a substantial likelihood an investor would consider it important in deciding whether to buy, sell or hold a security, or (ii) the release of the information could have a significant impact on the price of a security. Information can be material (a) whether it is positive or negative, (b) whether it was received from the Company or from a source not connected with the Company, (c) whether it affects the Company or its business, financial condition, results of operations, assets, net worth or future prospects, or affects the market price of the Common Stock, or (d) even though it would not by itself determine an investor's decision or affect the market price. It is important to bear in mind that information need not be historical or certain to be material; events or projections that are uncertain or contingent may also be material depending on their magnitude and likelihood of occurrence. Material nonpublic information is sometimes called "inside information."
Although it is not possible to list all types of information that may be "material," information concerning the following events should be presumed "material" for purposes of this Policy: results of operations, especially earnings; financial forecasts, especially estimates of earnings; significant changes in previously disclosed financial information; declaration of dividends; declaration of stock splits or stock dividends; proposals or agreements regarding mergers, acquisitions or dispositions; proposed issuances of new securities; significant expansion or reduction of operations; the award or loss of a significant contract; significant development of new products; borrowings; significant license arrangements; major litigation or contingent liabilities or obligations; significant changes in financial liquidity; other significant positive or negative events, uncertainties or developments; and significant changes in management. This list is not exhaustive. Other types of information may be material at any particular time, depending on the circumstances.
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WHEN IN DOUBT, INFORMATION SHOULD ALWAYS BE PRESUMED TO BE MATERIAL.
2.    Nonpublic. In order for information to be considered "publicly available" or "made available to the public," it must have been released by the Company through appropriate public media in a manner designed to achieve a broad dissemination to the investing public generally and without favoring any special person or group. Information should be considered to have been "made available to the public" or "publicly available" only if (i) it has been disclosed in an annual, quarterly or other report by the Company (or the company with which we have business dealings, as the case may be), (ii) it has been included in a press release made available to the general public, or (iii) it has been widely reported in the media. Any information which does not meet these standards is considered "nonpublic." Any doubts in this regard should be resolved in favor of considering it "nonpublic."
3.    Security. The term "security" includes the Common Stock and any put, call, option, warrant, right or privilege with respect to the Common Stock. Securities also include preferred stock, certain debt instruments, and securities indices. All types of securities are covered by this Policy, whether or not they are traded on an exchange or in the over-the-counter market or otherwise.
4.    Affiliate. An "affiliate" of a person is a person who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with that person. Control for this purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
C.    Penalties and Sanctions
Under federal securities laws, a person who purchases or sells a security while in possession of material nonpublic information (unless such purchase or sale is pursuant to a Qualified Rule 10b5-1 trading plan, as described below), or who discloses material nonpublic information to another who then purchases or sells a security, is subject to civil penalties which may be sought by the Securities and Exchange Commission of up to three times the profit gained (or loss avoided) as a result of the transaction. IN ADDITION, SUCH PERSON IS SUBJECT TO CRIMINAL FINES WHICH MAY BE SOUGHT BY THE DEPARTMENT OF JUSTICE OF UP TO $5 MILLION AND IMPRISONMENT FOR UP TO TWENTY YEARS, OR BOTH.
Persons who directly or indirectly "control" a person who commits a violation may be subject to insider trading liability for the controlled person's violation. A controlling person is subject to civil penalties equal to the greater of $1 million or three times the profit gained or loss avoided as a result of a controlled person's violation. If the controlled person's violation consisted of tipping and involved no trading on his or her part, the liability of the controlling person would be the profit gained (or loss avoided) by the person to whom the controlled person tipped the information (the "tippee").
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The potential for controlling person liability is particularly important for the Company because the law may consider the Company (and possibly our directors and certain officers) to "control" employees of the Company for this purpose. One of the ways the Company has decided to protect itself from controlling person liability has been to adopt and implement this Policy in order to discourage insider trading by our employees.
It should be noted that the civil and criminal penalties referred to above are not exclusive. Investors who trade in Company securities contemporaneously with the unlawful trading or tipping can sue in federal court to recover damages up to the amount of the profit gained (or loss avoided) by the violation. When tipping occurs, both the "tipper" and the "tippee" may be held liable, and this liability may extend to all those to whom the tippee turns around and gives the information and trade on it.
TRADING IN SECURITIES BY COVERED PERSONS

For purposes of the following policy statements and procedures, transactions by a Covered Person shall include any purchase or sale of a security, directly or indirectly, (a) by or at the direction of a Covered Person, (b) by or at the direction of a relative who resides with the Covered Person, or (c) by any person who is under the control of the Covered Person or such relative, whether the trade is for the benefit of the Covered Person or another person. These policy statements and procedures apply while the Covered Person is employed by the Company, and for a period of six months after his or her affiliation with the Company has ended.
POLICY STATEMENTS
1.    A COVERED PERSON WHO POSSESSES, OR HAS REASON TO KNOW THE COMPANY POSSESSES, MATERIAL NONPUBLIC INFORMATION CONCERNING THE COMPANY OR ANY PUBLICLY-HELD COMPANY WITH WHICH WE ARE DEALING IS PROHIBITED FROM PURCHASING OR SELLING SECURITIES OF THE COMPANY (OTHER THAN PURSUANT TO A QUALIFIED RULE 10b5-1 TRADING PLAN, AS DESCRIBED BELOW) OR OF SUCH OTHER COMPANY UNTIL (i) AT LEAST TWO FULL TRADING DAYS HAVE ELAPSED FOLLOWING THE DATE ON WHICH THE INFORMATION HAS BEEN MADE PUBLICLY AVAILABLE AND (ii) THE PURCHASE OR SALE HAS BEEN CLEARED IN ACCORDANCE WITH POLICY 3.
2.    NO COVERED PERSON SHALL PURCHASE, SELL OR OTHERWISE TRANSFER ANY SECURITIES OF THE COMPANY DURING A BLACKOUT PERIOD (OTHER THAN PURSUANT TO A QUALIFIED RULE 10b5-1 TRADING PLAN, AS DESCRIBED BELOW).
A "Quarterly Blackout Period" is the period commencing on the 15th day of the last month in each quarter and ending after the market closes on the second trading day after the Company's results of operations for that quarter have been publicly disclosed (or, in the case of the fourth quarter, after the Company's results of operations for the fiscal year
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then ended have been disclosed). Therefore, one would not be in a Quarterly Blackout Period at the beginning of the third trading day after the day on which the results of operations were released.
It should be noted that gifts, as well as purchases and sales, are prohibited during these Quarterly Blackout Periods. The sole exception to this prohibition is the exercise of stock options by a Covered Person (however, the subsequent sale of option shares during any Quarterly Blackout Period is prohibited). This exemption is not available to Covered Persons who are directors or executive officers of the Company unless the exercise is first approved by the SWT.
The prohibition against trading during a Quarterly Blackout Period does not mean that trading during other periods (a "Trading Window") is automatically permitted. This Policy continues to govern trading on nonpublic information during any Trading Window. IN OTHER WORDS, YOU ARE ALWAYS PROHIBITED FROM TRADING DURING A QUARTERLY BLACKOUT PERIOD, AND SO LONG AS YOU ARE AWARE OF MATERIAL NONPUBLIC INFORMATION, YOU ARE ALSO PROHIBITED FROM TRADING ON OR DISCLOSING THAT INFORMATION DURING A TRADING WINDOW (IN EACH CASE, OTHER THAN PURSUANT TO A QUALIFIED RULE 10b5-1 TRADING PLAN).
From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities (such special blackout periods, together with Quarterly Blackout Periods, are referred to herein as "Blackout Periods"). If the Company imposes a special blackout period, it will notify the Covered Persons affected.
3.    NO COVERED PERSON MAY PURCHASE OR SELL ANY SECURITIES OF THE COMPANY WITHOUT THE PRIOR APPROVAL IN EACH INSTANCE OF THE SECURITIES WATCH TEAM ("SWT") (OTHER THAN PURSUANT TO A QUALIFIED RULE 10b5-1 TRADING PLAN, AS DESCRIBED BELOW) (SEE "PROCEDURES").
Pre-clearance enables the SWT to determine whether circumstances exist which might subject a Covered Person to a charge of trading on inside information. The Company reserves the right to prohibit trading in its securities by Covered Persons for any reason. Regardless of whether the SWT gives its approval for a Covered Person to proceed with a securities transaction the Covered Person will continue to be obligated under the law and this Policy to refrain from engaging in the transaction if the Covered Person possesses material nonpublic information about the Company. IN OTHER WORDS, CLEARANCE FOR TRADING BY THE SWT DOES NOT PROVIDE AN INSURANCE POLICY AGAINST LIABILITY FOR INSIDER TRADING, AND A
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COVERED PERSON WILL BE SUBJECT TO SUCH LIABILITY IF HE OR SHE VIOLATES THE LAW OR THIS POLICY BY TRADING ON INSIDE INFORMATION.
4.    NO COVERED PERSON SHALL ADVISE ANY OTHER PERSON REGARDING THE SECURITIES OF THE COMPANY OR ANY PUBLICLY-HELD COMPANY WITH WHICH THEY ARE DEALING, ESPECIALLY WHEN HE OR SHE POSSESSES, OR HAS REASON TO KNOW THAT THE COMPANY POSSESSES, MATERIAL NONPUBLIC INFORMATION ABOUT THE COMPANY OR SUCH OTHER COMPANY.
5.    NO COVERED PERSON SHALL ENGAGE IN ANY "SHORT SALE" OR OTHER SPECULATIVE INVESTMENT OF ANY SECURITIES OF THE COMPANY OR ANY PUBLICLY-HELD COMPANY WITH WHICH WE ARE DEALING.
You must not engage in transactions in securities of the Company that are speculative in nature. These transactions include, but are not limited to, (1) the writing of a call option and the purchase of a put option if the amount of securities underlying the option exceed the securities you otherwise own; (2) "sales against the box" (i.e., selling of borrowed securities when you own sufficient shares to cover the sale); and (3) transacting in the securities of any entity with which the Company is dealing or is proposing to deal.
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company's other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any insider wishing to enter into such an arrangement must first pre-clear the proposed transaction with the SWT. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the SWT at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.
6.IF ANY COVERED PERSON BECOMES AWARE THAT ANY OTHER COVERED PERSON IS VIOLATING OR IS ABOUT TO VIOLATE THIS POLICY, SUCH ACTUAL OR POTENTIAL VIOLATION MUST BE REPORTED IMMEDIATELY TO THE SWT.

7.NO COVERED PERSON SHALL HOLD SECURITIES OF THE COMPANY IN A MARGIN ACCOUNT OR PLEDGE SECURITIES OF THE COMPANY AS COLLATERAL FOR A LOAN WITHOUT FIRST OBTAINING APPROVAL FROM THE SWT.
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Securities that are margined may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in securities of the Company, you are prohibited from entering into an arrangement to margin securities of the Company or pledge securities of the Company as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge securities of the Company as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge securities of the Company as collateral for a loan must submit a request for approval to the SWT at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

RULE 10b5-1 TRADING PLANS
1.     Affirmative defense. A Rule 10b5-1 trading plan would provide an affirmative defense against liability for trading in the Company's securities while the trading person was aware of Material Nonpublic Information if the purchase or sale in question occurred pursuant to a binding contract, trading instruction, or written plan that came into existence before the trading person became aware of Material Nonpublic Information and satisfied the other requirements set forth herein. In order to qualify as a Rule 10b5-1 trading plan for purposes of this Policy (a "Qualified Rule 10b5-1 trading plan"), (i) it must be approved as such in writing in advance by the SWT and any documentation required by the SWT in connection therewith must be executed and delivered by the trading person, and (ii) the Rule 10b5-1 trading plan must be adopted during a Trading Window and when the trading person is not aware of Material Nonpublic Information. Any change in a Qualified Rule 10b5-1 trading plan (including any cancellations of trades thereunder) is deemed to be the creation of a new Rule 10b5-1 trading plan that would require that the trading person satisfy the two steps specified in the immediately preceding sentence. Any termination of a Qualified Rule 10b5-1 trading plan must also be approved in the same manner.
2.     Requirements Applicable to Qualified Rule 10b5-1 Trading Plans. In general, in order for a Rule 10b5-1 trading plan to qualify as a Qualified Rule 10b5-1 trading plan, the following requirements must be satisfied:
A.     Before becoming aware of Material Nonpublic Information, the person:
(i)     Entered into a binding contract to purchase or sell the securities,
(ii)     Instructed another person to purchase or sell the securities for the instruction person's account, or
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(iii)     Adopted a written plan for trading the securities.
B.     The contract, instruction, or plan either:
(i)     Specified the Amount of securities to be purchased or sold, the Price at which, and Date on which the securities are to be purchased or sold;
(ii)     Included a written formula or algorithm, or computer program, for determining Amounts, Prices, and Dates; or
(iii)     Did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales and provided that no other person exercises influence under the plan when aware of Material Nonpublic Information.
C.     The purchase or sale occurred pursuant to the contract, instruction, or plan and there was no deviation or alteration thereof.
D.     The trader is not permitted to enter into or alter a corresponding or hedging transaction or position with respect to the securities subject to the trading plan.
E.     The Rule 10b5-1 trading plan was entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and the trader must act in good faith with respect to the Rule 10b5-1 trading plan throughout the duration of the plan.
In order to be a Qualified Rule 10b5-1 trading plan for purposes of this Policy, it must also meet the following additional guidelines:
•Covered Persons may not enter into, modify or terminate a Qualified Rule 10b5-1 trading plan during a Blackout Period or otherwise while in the possession of material nonpublic information.
•All Qualified Rule 10b5-1 trading plans must have a duration of at least six months and no more than two years.
•For Covered Persons who are officers and directors of the Company, no transaction may take place under a Qualified Rule 10b5-1 trading plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Qualified Rule 10b5-1 trading plan or (b) two business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company's fourth fiscal quarter in the case of a Form 10-K) in which the Qualified Rule 10b5-1 trading plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.
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•For Covered Persons other than officers and directors of the Company, no transaction may take place under a Qualified Rule 10b5-1 trading plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Qualified Rule 10b5-1 trading plan.
•Subject to certain limited exceptions specified in Rule 10b5-1, a Covered Person may not enter into more than one Qualified Rule 10b5-1 trading plan at the same time.
•Subject to certain limited exceptions specified in Rule 10b5-1, Covered Persons are limited to only one Qualified Rule 10b5-1 trading plan designed to effect an open market purchase or sale of the total amount of securities subject to the Qualified Rule 10b-1 trading plan as a single transaction in any 12-month period.
•Covered Persons must act in good faith with respect to a Qualified Rule 10b5-1 trading plan. A Qualified Rule 10b5-1 trading plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Qualified Rule 10b5-1 trading plan are not prohibited, a Qualified Rule 10b5-1 trading plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•Covered Persons who are officers and directors of the Company must include a representation to the Company at the time of adoption or modification of a Qualified Rule 10b5-1 trading plan that (i) the person is not aware of material nonpublic information about the Company or Company securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
The Company and the Company's officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 trading plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Qualified Rule 10b5-1 trading plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.
Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person's obligations under Section 16 of the Securities Exchange Act of 1934, including such person's disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Qualified Rule 10b5-1 trading plan.
3.    Defined Terms. Three terms are critical to the Rule 10b5-1 trading plan defense and are defined as follows:
"Amount" means either a specified number of shares of stock or other securities or specified dollar value of such stock or securities;
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"Price" means the market price on a particular date or a limit price, or particular dollar price; and
"Date" means: (i) in the case of a market order, the specific day of the year on which the order is to be executed (or as soon thereafter as is practicable under ordinary principles of best execution), and (ii) in the case of limit order, a day of the year on which the limit order is in force.
PROCEDURES
Kathleen Bruegenhemke and Chris Hafner have been designated as the Securities Watch Team ("SWT") for purposes of implementing the following procedures:
    Covered Persons must seek approval of the SWT prior to consummating any transaction in the Company's securities (other than transactions pursuant to a Qualified Rule 10b5-1 trading plan) (Policy 3).
Covered Persons must seek prior approval of transactions in the securities of the Company by persons under their control or relatives who live with them. Approval should be sought by contacting any member of the SWT and inquiring whether transactions in securities of the Company are permissible at that time. A SWT member will verbally respond to the inquiry as soon as possible. If approval is granted, it shall be considered automatically revoked 72 hours following the approval, or earlier if the inquiring Covered Person is so notified by a member of the SWT.
    Upon becoming aware of any material nonpublic information, written or otherwise, relating to the Company, Covered Persons shall verbally notify the SWT of the existence and substance of such information.
Any question regarding the materiality of information should be resolved in favor of notifying the SWT of the information.
The foregoing policy statements and procedures do not apply to transactions with any mutual funds or money market funds which may hold the securities of the Company, nor do they apply to trust accounts for the benefit of a Covered Person, provided the Covered Person has no discretion with respect to the investment decisions of the trust.
HANDLING NONPUBLIC INFORMATION

POLICY STATEMENTS
1.    ALL MATERIAL INFORMATION REGARDING THE COMPANY MAY BE PUBLICLY DISCLOSED ONLY BY DESIGNATED COMPANY PERSONNEL FOLLOWING APPROVAL IN EACH INSTANCE BY THE CHIEF EXECUTIVE OFFICER AND THE CHIEF FINANCIAL OFFICER. THE COMPANY HAS
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THE DISCRETION TO WITHHOLD DISCLOSURE OF MATERIAL INFORMATION IF THE INFORMATION IS NOT RIPE FOR DISCLOSURE OR FOR OTHER PROPER CORPORATE PURPOSES.
2.    COVERED PERSONS SHALL NOT DISCLOSE NONPUBLIC INFORMATION REGARDING THE COMPANY OR ANY OTHER COMPANY WITH WHICH WE ARE DEALING, EXCEPT TO PERSONNEL OR AUTHORIZED AGENTS OF THE COMPANY ON A NEED-TO-KNOW BASIS.
3.    COVERED PERSONS ARE STRICTLY PROHIBITED FROM DISSEMINATING OR OTHERWISE USING NONPUBLIC INFORMATION ACQUIRED IN THE COURSE OF THEIR AFFILIATION WITH THE COMPANY FOR THEIR DIRECT OR INDIRECT PERSONAL BENEFIT, GAIN OR PROFIT.
PROCEDURES
    Covered Persons shall only discuss nonpublic information relating to the Company with Company personnel or authorized agents of the Company who need to know such information to fulfill their responsibilities to the Company.
    Covered Persons shall not discuss nonpublic information relating to the Company with friends, relatives or acquaintances or in public places such as elevators, restaurants or social gatherings.
    Covered Persons shall refer all inquiries from other employees, and from non-employees such as securities analysts, stock brokers, investment advisors, securities regulators and the media, regarding the securities, business operations or financial condition of the Company or companies with which we are dealing to the Investor Relations Officer, Chief Executive Officer or the Chief Financial Officer.
    Management employees shall be responsible for evaluating the content of written documents and, to the extent reasonably possible and in accordance with sound business judgment, do the following:
    Restrict access to any documents (such as, by maintaining them in locked file cabinets or in secure locations) which, in the opinion of management, contain material nonpublic information ("Confidential Documents"), to Company personnel or authorized agents of the Company who need to know such information to fulfill their responsibilities to the Company.
    Restrict access to Confidential Documents contained in the Company's computer system, by passwords or other blocking techniques, to Company personnel or authorized agents of the
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Company who need to know such information to fulfill their responsibilities to the Company.
    Advise and supervise non-management employees with access to Confidential Documents as to the proper handling (such as, by marking documents as "confidential," utilizing sign-out sheets and creating limited and numbered copies) of such documents under the circumstances presented.
    Exercise care in disposing of Confidential Documents (such as shredding).

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AGREEMENT
In consideration of the compensation I am to receive as an employee, executive officer or director of Hawthorn Bancshares, Inc. or any of its subsidiaries (the "Company"), and as a condition of my employment or affiliation with the Company, but without limiting the Company's right to terminate my employment at any time, I make the following representations and agreements:
1.    I acknowledge receipt of the Company's Policy Regarding Securities Trading and Handling of Nonpublic Information (the "Policy").
2.    I have read and understand the Policy.
3.    I have had ample opportunity to ask questions concerning the meaning or application of the Policy and have received satisfactory answers to all such questions.
4.    I agree to comply with all of the policies and procedures expressed in the Policy.
5.    I understand a violation of the Policy may result in disciplinary action, including the possible termination of my employment or affiliation with the Company, as well as civil or criminal liability. I also understand any violation could result in the imposition of penalties against the Company.
6.    I understand and agree that, in addition to disciplinary action, if I fail to comply with the Policy, I will be required to reimburse the Company for any losses, claims, damages, expenses (including reasonable attorney's fees) or liabilities to which the Company or any officer, director, employee or agent may become subject under the Securities Exchange Act of 1934, applicable state securities laws or otherwise, arising from my violation of the Policy.
This Agreement does not constitute an offer or guaranty of employment, continued employment or continued affiliation in any way.

Date: __________________________

______________________________________
Signature
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Print Name
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